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                                 EXHIBIT 28


                           UNIPROP INCOME FUND II
                          1999 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop
Income Fund II's nine properties.   The table below sets forth certain
appraisal information for each property, as well as a comparison to the original cash purchase price:

(In $1,000)

                                                                         CASH
                         3/99            3/98          98/99           PURCHASE       99CPP
PROPERTY               APPRAISALS     APPRAISALS      VARIANCE          PRICE         VARIANCE
Ardmor Village          $ 7,500        $ 7,400          1.4%           $ 5,316          41.1%
Camelot Manor             7,000          7,000          0.0%             4,600          52.2%
Country Roads             2,500          2,300          8.7%             3,183         (17.9%)
Dutch Hills               6,000          5,900          1.7%             4,198          42.9%
El Adobe                 12,300         11,700          5.1%             7,400          66.2%
Paradise Village          8,800          8,900         (1.1%)            8,800           0.0%
Stonegate Manor           6,800          6,700          1.5%             4,652          46.2%
Sunshine Village         11,400         11,000          3.6%             6,092          87.1%
West Valley              17,300         16,300          6.1%            11,448          51.1%
                        -------        -------          ----           -------         ------
Grand Total:            $79,600        $77,200          3.1%           $55,689          42.9%

1999 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 1999 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

o       Sale of the Properties in March 1999 for their appraised value.
o       Costs and selling expenses are 3.0% of the sale price.
o       Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $14.32 calculated as follows:

                Aggregate appraised value:              $79,600,000

                Less:   Selling Expenses (3.0%)           2,388,000
                        Mortgage Debt:                   29,915,975
                                                        -----------
                Net Sales Proceeds:                     $47,296,025
                                                        -----------
                Number of Units:                          3,303,387
                Net Sales Proceeds per unit:            $     14.32